ASSIGNMENT AND ASSUMPTION AGREEMENT


     This Assignment and Assumption Agreement is entered into this 25th day of November, 2003 by and among Aquila Management Corporation ("Former Adviser"), a New York corporation, Aquila Equity Fund, formerly Aquila Cascadia Equity Fund, a Massachusetts business trust (the "Fund"), and Aquila Investment Management LLC ("New Adviser"), a Delaware limited liability company.

     WHEREAS, pursuant to an Advisory and Administration Agreement dated as of July 22, 1996 (as from time to time amended or supplemented, the "Management Agreement"), the Fund has retained Former Adviser to provide investment management services to the Fund;

     WHEREAS, at the time of the effectiveness of the Assignment (as defined in numbered paragraph 1 below), New Adviser will be registered with the SEC as an investment advisor under the Investment Advisers Act of 1940 and the rules and regulations thereunder, as amended from time to time;

     WHEREAS, both the Board of Trustees of the Fund and Former Adviser desire that Former Adviser be replaced as the Fund's investment manager by New Adviser in a transaction which does not result in a change of actual control or management in accordance with Rule 2a-6 of the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, Former Adviser desires to assign its rights, duties and responsibilities under the Management Agreement to New Advisor, and New Advisor wishes to assume such rights, duties and responsibilities, each subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Assignment and Assumption. Subject to the terms and conditions contained herein, Former Adviser hereby assigns to New Adviser all of Former Adviser's rights, duties, and obligations under the Management Agreement (the "Assignment") and New Adviser accepts such Assignment and hereby assumes all such rights, duties, and obligations under the Management Agreement, together with any other obligations of Former Adviser to the Fund. Any procedures established from time to time by agreement between Former Adviser and the Fund are hereby adopted by New Adviser, subject to the terms and conditions contained herein and subject to amendment by mutual agreement of New Adviser and the Fund.

     2. Term. The Assignment shall become effective at 12:01 A.M. on January 1, 2004 and shall extend for so long as the terms specified in Section 5 of the Management Agreement are satisfied or until terminated in accordance with said
Section 5.

     3. No Termination. The parties agree that the Assignment shall not constitute an "assignment" of the Management Agreement for purposes of Section 5 of the Management Agreement or the 1940 Act, and that the Management Agreement, as assigned by this Assignment and Assumption Agreement, shall remain in full force and effect after the assignment.


     4. Representation and Warranty. Former Adviser hereby represents and warrants that, immediately prior to or simultaneously with the Assignment, Former Adviser contributed, assigned, conveyed or otherwise transferred substantially all of its assets and liabilities to New Adviser. For purposes of this Assignment and Assumption Agreement, Former Adviser will be considered to have transferred a lease to New Adviser if New Adviser is granted the right to occupy and use the leased premises for a term co-extensive with Former Adviser's lease.

     5. Guarantee. Former Adviser hereby guarantees the performance by New Adviser of all of New Adviser's obligations under the Management Agreement and this Assignment and Assumption Agreement, and if all or any part of the New Adviser's obligations under the Management Agreement or this Assignment and Assumption Agreement shall not be performed in full by New Adviser in accordance with their terms, Former Adviser will, upon notice from Fund, perform such obligations, without any other demand, protest or any other notice whatsoever, from Fund or otherwise.

                [The rest of this page intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the day and year first above written.


ATTEST:                                     AQUILA MANAGEMENT
                                            CORPORATION

   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President


                                            AQUILA EQUITY FUND

   /s/ Rosa Valentin                            /s/ Joseph P. DiMaggio
____________________________                By:______________________
Name:  Rosa Valentin                           Name: Joseph P. DiMaggio
                                               Title: Chief Financial Officer
                                                       and Treasurer



                                             AQUILA INVESTMENT
                                             MANAGEMENT LLC


   /s/ Rosa Valentin                            /s/ Diana P. Herrmann
____________________________                By:______________________
Name:   Rosa Valentin                          Name: Diana P. Herrmann
                                               Title: President